Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator

Pinnacle Entertainment, Inc. 401(k) Investment Plan

Las Vegas, Nevada

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-60616) of Pinnacle Entertainment, Inc. of our report dated June 27, 2008, relating to the statements of net assets available for benefits of the Pinnacle Entertainment, Inc. 401(k) Investment Plan as of December 31, 2007 and 2006, and the related statement of changes in net assets available for benefits for the year ended December 31, 2007, and the related supplemental schedules as of and for the year ended December 31, 2007, which report appears in this Annual Report on Form 11-K of the Pinnacle Entertainment, Inc. 401(k) Investment Plan as of and for the year ended December 31, 2007.

PIERCY BOWLER TAYLOR & KERN

/s/ Piercy Bowler Taylor & Kern

Certified Public Accountants

Las Vegas, Nevada

June 27, 2008